Exhibit 99.1

Independent Auditor’s Report

To the Board of Trustees of

Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of 6800 Preston Road, Plano, Texas (“the Property”) for the year ended December 31, 2012, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this Statement of Revenues and Certain Direct Operating Expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this Statement of Revenues and Certain Direct Operating Expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement of Revenues and Certain Direct Operating Expenses based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenues and Certain Direct Operating Expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement of Revenues and Certain Direct Operating Expenses.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement of Revenues and Certain Direct Operating Expenses, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement of Revenues and Certain Direct Operating Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement of Revenues and Certain Direct Operating Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note 1 to the financial statement of the Property for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Basis of Accounting

As described in Note 1 to the Financial Statement, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of Physicians Realty Trust, and is not intended to be a complete presentation of the Property’s revenues and expenses.  Our opinion is not modified with respect to that matter.

/s/ Plante & Moran, PLLC

Chicago, Illinois
October 29, 2013

6800 PRESTON ROAD AT PLANO, TEXAS

STATEMENT OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(unaudited)
Revenues
Rental revenue	$816,801	$1,092,932
Tenant reimbursements	155,734	302,297
Total revenues	972,535	1,395,229

Operating expenses	155,734	302,397
Revenues in excess of operating expenses	$816,801	$1,092,832

(See accompanying notes to financial statement)

1.                                Basis of Presentation

6800 Preston Limited, or the Seller, owned and operated 6800 Preston Road, a property located in Plano, Texas, or the Property, which was sold to a subsidiary of Physicians Realty Trust, or the Purchaser. The Property is leased to New LifeCare Hospitals of North Texas, L.L.C., or the Tenant, under a triple net lease. The property is a 66-bed post-acute care specialty hospital. The Purchaser purchased the Property on September 18, 2013, and assumed all management and ownership responsibilities.

The accompanying statement of revenues and certain direct operating expenses has been prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, management fees, interest expense, amortization of above and below market leases and income taxes.

2.                                Summary of Significant Accounting Policies

Use of Estimates. Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

Revenue Recognition. The Tenant lease is accounted for as an operating lease. Rental revenue is recognized on a straight line basis over the term of the lease agreement when collectability is reasonably assured. Straight line rent adjustments included reflect an increase in rental revenue on the statement of revenues and certain direct operating expenses, which totaled $92,932 for the year ended December 31, 2012, and $104,301 for the unaudited six month period ended June 30, 2013.

Reimbursement from Tenant. Tenant recoveries related to reimbursement of certain property tax expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as 6800 Preston Road is the primary obligor and bears the associated credit risk. The Tenant is responsible for and directly pays all other operating expenses related to the Property.

3.                                Lease

On November 4, 2001, the Seller entered into a non-cancellable operating lease, or the Lease, with the Tenant to occupy the Property. The Purchaser assumed the lease (as most recently amended on June 7, 2012), on September 18, 2013, the date it acquired the property.  On October 22, 2013, the Purchaser amended the lease.  The new terms of the lease include monthly base rent of $118,750 commencing on January 1, 2013 through December 31, 2013. This monthly rent will be adjusted annually to reflect changes in the Consumer Price Index.  The annual adjustment is subject to a floor increase of 2.25% and the increase will not exceed 3.75%.

The Lease expires on January 1, 2023 and the Tenant has the option to extend the lease term for two separate, consecutive renewal periods of 5 years each. As a condition of the lease, the Purchaser will reimburse the Tenant for certain tenant improvements totaling $340,000. As an inducement for the Purchaser to enter into this lease amendment and pay the tenant allowance, the Tenant has exercised its first renewal option which expires on January 1, 2028.

4.                                      Subsequent Events

Subsequent events were evaluated through October 29, 2013, the date the financial statement was available to be issued.